EXHIBIT 10.2

Form of Promissory Note, dated November 21, 2007, issued by iDNA Cinema Holdings, Inc. in the stated principal amount of $4,250,000 and payable to the order of Silar Advisors, L.P.

PROMISSORY NOTE

$4,250,000
November 21, 2007	New York, New York

FOR VALUE RECEIVED, iDNA CINEMAS HOLDINGS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Silar Advisors, L.P. (the “Lender”), at the principal office of the Lender at 333 Seventh Avenue, 3rd Floor, New York, New York 10001, in lawful money of the United States, and in immediately available funds, the principal sum of Four Million, Two Hundred Fifty Thousand Dollars ($4,250,000) (or such lesser amount as shall equal the aggregate outstanding principal amount of the Loan made by the Lender to Borrower under the Loan Agreement (as defined below)), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the outstanding principal amount of such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rate per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of such Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on a schedule attached hereto; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of such Loan.

This Note is the Note referred to in the Master Loan And Security Agreement, dated as of November 21, 2007 (as amended, supplemented or otherwise modified in accordance with its terms and in effect from time to time, the “Loan Agreement”) among Borrower, the Lender, such other persons or entities as may be designated therein as “Lenders” and Silar Advisors, L.P. as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders, and evidences the Loan made by the Lender thereunder. Terms that are defined in the Loan Agreement and used (but not otherwise defined in this Note) have the respective meanings assigned to them in the Loan Agreement.

Borrower agrees to pay all the Lender’s reasonable costs of collection and enforcement (including reasonable attorneys’ fees and reasonable disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Note are recourse obligations of Borrower to which Borrower pledges its full faith and credit.

Borrower (a) waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon and (c) expressly agrees that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person (other than Borrower) now or hereafter liable for the payment of this Note shall affect the liability of Borrower under this Note; provided, however, that the Lender and Borrower, by written agreement between them, may affect the liability of Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note in accordance with the Loan Agreement. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules. Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elects to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in any federal or state court of competent jurisdiction located in the State of New York.

iDNA CINEMAS HOLDINGS INC.

By:
Name:	Robert V. Cuddihy, Jr.
Title:	Treasurer